Exhibit 3.1

U.S. WELL SERVICES, INC.

FIRST AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

U.S. Well Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 242 of the General Corporation Law, the Board of Directors duly adopted on June 24, 2021 the following recitals and resolutions:

WHEREAS, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to a Series B Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”), consisting of up to 22,050 shares of the Series B Preferred Stock which the Corporation has the authority to issue, as set forth in that certain Certificate of Designations of the Series B Preferred Stock dated March 31, 2020 (the “Certificate of Designations”); and

WHEREAS, the Board of Directors wishes to amend the Certificate of Designations in accordance with the General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Certificate of Designations and the rights, preferences, restrictions and other matters relating to the Series B Preferred Stock as follows:

1.	Conversion. The Certificate of Designations is hereby amended by adding a new Section 7(c) as follows:

(c)    From June 24, 2021 until December 31, 2021, if the closing price of the Class A Common Stock reported by the National Securities Exchange is greater than the Conversion Price for the twenty (20) trading days during any (30) consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Corporation provides the Issuer Conversion Notice as set forth below, then the Corporation shall have the option from time to time, exercisable by delivery of an Issuer Conversion Notice to convert all and not less than all of the outstanding shares of Series B Preferred Stock into Class A Common Stock at the Conversion Ratio on a date specified in the Issuer Conversion Notice that is no later than the second Business Day following the delivery of such Issuer Conversion Notice; provided that, in connection with any conversion under this Section 7(c), each holder of Series B Preferred Stock shall receive upon such conversion an additional number of shares of Class A Common Stock equal to (A) the aggregate amount of Series B Dividends that such holder’s converted shares of Series B Preferred Stock would have accrued if such shares were converted as of April 1, 2022 divided by (B) the Conversion Price (“Section 7(c) Shares”). The Corporation shall deliver, no later than two Business Days following the conversion date, a number of shares of Class A Common Stock equal to the Conversion Ratio plus the Section 7(c) Shares.

2.

Redemption. The phrase “Following eighteen (18) months after the Issuance Date” in the first sentence of Section 8(a) of the Certificate of Designations is hereby amended and restated as follows: “Following April 1, 2022”.

3.	Effective Date.

This First Amendment to the Certificate of Designations shall become effective on September 14, 2021.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, U.S. Well Services, Inc. has caused this First Amendment to the Certificate of Designations to be duly executed this 14th day of September, 2021.

U.S. WELL SERVICES, INC.

By:	/s/ Joel Broussard
Name:	Joel Broussard
Title:	President & Chief Executive Officer

[Signature Page to Certificate of Designations]